EXHIBIT 15.1

KPMG AG Audit Financial Services Badenerstrasse 172 CH-8004 Zurich	P.O. Box 1872 CH-8026 Zurich	Telephone +41 58 249 31 31 Fax +41 58 249 44 06 Internet www.kpmg.ch

Credit Suisse Group AG

Zurich, Switzerland

Re: Registration Statement filed on Form S-8 on November 20, 2015

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated October 30, 2015 related to our review of interim financial information of Credit Suisse Group AG (the “Group”) as of September 30, 2015 and 2014 and for the three and nine-month periods ended September 30, 2015 and 2014, our report dated July 31, 2015 related to our review of interim financial information of the Group as of June 30, 2015 and 2014 and for the three and six-month periods ended June 30, 2015 and 2014, and our report dated April 30, 2015 related to our review of interim financial information of the Group as of March 31, 2015 and 2014 and for the three-month periods ended March 31, 2015 and 2014.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

/s/ Simon Ryder	/s/ Anthony Anzevino
Simon Ryder	Anthony Anzevino
Licensed Audit Expert	Global Lead Partner

Zurich, Switzerland
November 20, 2015

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